EXHIBIT 99.6
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FOR IMMEDIATE RELEASE
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             JMB INCOME PROPERTIES, LTD. -V ANNOUNCES THAT
             A NON-BINDING OFFER TO PURCHASE THE REMAINING
               INVESTMENT PROPERTIES OF THE PARTNERSHIP
          (OWNED THROUGH A JOINT VENTURE) HAS BEEN WITHDRAWN.



     JUNE 14, 2000 -- JMB INCOME PROPERTIES, LTD. -V (the "Partnership"), a limited partnership sponsored by JMB Realty Corporation, announced today that a potential purchaser (reported in a May 22, 2000 letter from the Partnership to its Investors in connection with a tender offer commenced by certain affiliates of MacKenzie Patterson, Inc. to purchase approximately 40% of the interests in the Partnership) has withdrawn its non-binding offer to purchase the 301 North Main Building and the Phillips Building, located in Winston-Salem, North Carolina, which are the two remaining investment properties of the Partnership (owned through a joint venture). The joint venture continues to solicit offers from other prospective purchasers of the buildings.